EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD SECOND-QUARTER RESULTS

EARNINGS PER SHARE UP 25%
RALEIGH, North Carolina (August 1, 2006) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the second quarter and six months ended June 30, 2006, reporting record net sales, net earnings and earnings per share. Notable items for the quarter were:
•	Earnings per diluted share of $1.63, up 25% from the prior-year quarter
•	Net sales of $518.3 million, up 9% compared with the prior-year quarter
•	Heritage aggregates pricing up 12%; heritage volume decreased 2% (primarily weather-related)
•	Heritage aggregates product line gross margin up 220 basis points
•	Magnesia Specialties earnings from operations up 56%
•	Consolidated operating margin of 23.1%, up 220 basis points over prior-year quarter
•	Repurchased 500,000 shares of common stock
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Pricing strength across the Aggregates segment led to record quarterly earnings. The heritage aggregates average selling price increased nearly 12% with price increases being strongest in the high-growth southern markets. A decline of 2% in heritage aggregates shipments partially offset pricing gains. The decline in shipments for the quarter was primarily weather driven with North Carolina experiencing one of the wettest Junes in recorded history. Rail and barge transportation issues also played a role in keeping shipments below expectations.
“Aggregates product line gross margin as a percentage of net sales increased 220 basis points during the quarter. Pricing gains, coupled with our continued focus on cost management, more than offset aggregates shipment declines, significantly higher costs related to energy, supplies and freight embedded in the Corporation’s long-haul transportation network, and higher-than-expected start-up costs for our major capacity expansion projects. Diesel fuel, natural gas and liquid asphalt costs used in aggregates and asphalt production increased nearly $9 million when compared with the prior year’s quarter.
“Second-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, were very positive. Magnesia Specialties’ net sales grew 21% as a result of improved pricing and volume of dolomitic lime to the steel industry and chemicals products to a variety of end users. Earnings from operations at Magnesia Specialties were $10.0 million compared with $6.4 million in the prior-year period with operating margin expansion of 620 basis points to 27.6% of net sales. Specialty Products results for the second quarter included a pretax loss from operations in the Structural Composites business of
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MLM Reports Second-Quarter Results

August 1, 2006
$3.0 million in 2006 compared with $4.7 million in 2005. The pretax loss reduction in Structural Composites resulted from the difference in second quarter inventory write-offs of $0.4 million in 2006 and $2.0 million in 2005.
“Early in the third quarter, we brought on line our large new plants at North Troy in Oklahoma and our Three Rivers location near Paducah, Kentucky. These locations should begin to make a contribution in the second half of the year. Also, we were successful in implementing mid-year price increases that were somewhat better than expected.
“With our strong cash flow, we are well positioned to use excess cash in ways that are beneficial to our shareholders, which may include increasing capital expenditures on high-return, internal growth projects, voluntary pension plan contributions, further stock repurchases and increases in the common stock dividend. We continued to repurchase common stock during the quarter, acquiring 500,000 shares at an aggregate cost of $43 million. We also increased our capital investments by $56 million for the year to date as we worked on major plant projects that increase capacity and are expected to reduce production costs. Our objective continues to be to increase shareholder returns through the effective utilization of excess cash.
2006 Outlook
“The outlook for the Aggregates segment for the remainder of 2006 is positive. We currently expect aggregates shipments volume to increase 2% to 4% and aggregates pricing to increase 11.5% to 13% for the year. We expect the Aggregates segment operating margin to increase approximately 300 basis points. The Magnesia Specialties business is expected to generate between $30 million and $32 million in pretax earnings. We continue working on our goal of increasing revenues in the Structural Composites business to a level that will support breakeven operations. However, a $7 million to $9 million loss from these operations is expected in 2006.
“With this backdrop, we currently expect net earnings per diluted share for the third quarter to range from $1.70 to $1.90 and our range for the year is $5.30 to $5.60, inclusive of $0.05 to $0.07 per diluted share for the initial expensing of stock options under FAS 123(R), Share-Based Payment.”
Risks To Earnings Expectations
The level of aggregates demand in the Corporation’s end-use markets and the management of the costs of production will affect profitability in the aggregates business. Production cost in the aggregates business is sensitive to energy prices, the costs of repair and supply parts and the start-up expenses for large-scale plant projects coming on line in 2006. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The Magnesia Specialties business is sensitive to changes in natural gas prices and is dependent on the steel industry for its sales of dolomitic lime. The Structural Composites business is a start-up operation, and its earnings and support of the carrying value of its business assets are dependent on the level and timing of military and commercial orders for composite panel products. Earnings for 2006 may be affected by adverse weather patterns, particularly the increase in hurricane activity predicted along the East Coast of the United States.
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MLM Reports Second-Quarter Results

August 1, 2006
Consolidated Financial Highlights
Net sales for the quarter were $518.3 million, a 9% increase over the $477.3 million recorded in second quarter of 2005. Earnings from operations for the second quarter of 2006 were $119.6 million compared with $99.9 million in 2005. Net earnings of $75.8 million, or $1.63 per diluted share, represented a quarterly record and increased 23% versus 2005 second-quarter net earnings of $61.5 million, or $1.30 per diluted share.
Net sales for the first six months of 2006 were $942.7 million compared with $815.5 million for the year-earlier period. Year-to-date earnings from operations increased 43% to $170.9 million in 2006 versus $119.3 million in 2005. The Company posted an after-tax gain on discontinued operations of $1.2 million compared with an after-tax loss of $2.9 million in 2005. For the six-month period ended June 30, net earnings were $106.8 million, or $2.29 per diluted share, in 2006 compared with net earnings of $68.5 million, or $1.44 per diluted share, in 2005.
Segment Financial Highlights
Net sales for the Aggregates segment for the second quarter were $481.9 million, an 8% increase over 2005 second-quarter sales of $446.6 million. Aggregates pricing at heritage locations was up 11.8% while volume decreased 2.4%. Inclusive of acquisitions and divestitures, aggregates pricing increased 11.9% and aggregates volume decreased 2.9%. The division’s earnings from operations for the quarter were $112.5 million in 2006 versus $98.1 million in the year-earlier period. Year-to-date net sales were $864.9 million versus $754.3 million in 2005. Earnings from operations on a year-to-date basis were $156.9 million in 2006 compared with $115.1 million in 2005. For the six-month period ended June 30, 2006, heritage aggregates pricing increased 13.2%, while volume was up 2.1%. Inclusive of acquisitions and divestitures, aggregates average selling price increased 13.1% while volume increased 1.5%.
Specialty Products’ second-quarter net sales of $36.4 million increased 19% over prior-year net sales of $30.7 million. Earnings from operations for the second quarter were $7.1 million compared with $1.8 million in the year-earlier period. For the first six months of 2006, net sales were $77.8 million and earnings from operations were $14.0 million compared with net sales of $61.2 million and earnings from operations of $4.2 million for the first six months of 2005.
Conference Call Information
The Company will host an online Web simulcast of its second-quarter 2006 earnings conference call later today (August 1, 2006). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling 719-457-2649, confirmation number 9647042.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.
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MLM Reports Second-Quarter Results

August 1, 2006

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states; levels of construction spending in the markets the Corporation serves, including the severity of declines in the residential construction market; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity; the volatility of fuel costs; continued increases in the cost of repair and supply parts; transportation availability and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; continued strength in the steel industry markets served by the Corporation’s Magnesia Specialties business; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments to generate earnings streams sufficient enough to support the business’ recorded assets; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Reports Second-Quarter Results

August 1, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$518.3	$477.3	$942.7	$815.5
Freight and delivery revenues	70.4	66.6	129.9	118.1

Total revenues	588.7	543.9	1,072.6	933.6

Cost of sales	365.0	347.7	705.5	636.2
Freight and delivery costs	70.4	66.6	129.9	118.1

Cost of revenues	435.4	414.3	835.4	754.3

Gross profit	153.3	129.6	237.2	179.3

Selling, general and administrative expenses	37.2	31.8	73.3	63.6
Research and development	0.1	0.2	0.3	0.3
Other operating (income) and expenses, net	(3.6)	(2.3)	(7.3)	(3.9)

Earnings from operations	119.6	99.9	170.9	119.3

Interest expense	9.7	10.7	19.7	21.5
Other nonoperating (income) and expenses, net	(0.3)	1.0	(2.4)	(1.3)

Earnings before taxes on income	110.2	88.2	153.6	99.1
Income tax expense	34.2	25.4	48.0	27.7

Earnings from continuing operations	76.0	62.8	105.6	71.4

Discontinued operations:
(Loss) Gain on discontinued operations, net of related tax expense (benefit) of $0.0, $(0.6), $0.7 and $(1.3), respectively	(0.2)	(1.3)	1.2	(2.9)

Net Earnings	$75.8	$61.5	$106.8	$68.5

Net earnings (loss) per share:
Basic from continuing operations	$1.66	$1.35	$2.31	$1.52
Discontinued operations	—	(0.03)	0.03	(0.06)

	$1.66	$1.32	$2.34	$1.46

Diluted from continuing operations	$1.63	$1.33	$2.26	$1.50
Discontinued operations	—	(0.03)	0.03	(0.06)

	$1.63	$1.30	$2.29	$1.44

Dividends per share	$0.23	$0.20	$0.46	$0.40

Average number of shares outstanding:
Basic	45.7	46.6	45.7	46.8

Diluted	46.6	47.2	46.7	47.5

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MLM Reports Second-Quarter Results

August 1, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales:
Aggregates	$481.9	$446.6	$864.9	$754.3
Specialty Products	36.4	30.7	77.8	61.2

Total	$518.3	$477.3	$942.7	$815.5

Gross profit:
Aggregates	$143.4	$124.9	$217.8	$169.2
Specialty Products	9.9	4.7	19.4	10.1

Total	$153.3	$129.6	$237.2	$179.3

Selling, general, and administrative expenses:
Aggregates	$34.5	$29.1	$67.9	$58.0
Specialty Products	2.7	2.7	5.4	5.6

Total	$37.2	$31.8	$73.3	$63.6

Other operating (income) and expenses, net:
Aggregates	$(3.5)	$(2.3)	$(7.0)	$(3.9)
Specialty Products	(0.1)	—	(0.3)	—

Total	$(3.6)	$(2.3)	$(7.3)	$(3.9)

Earnings from operations:
Aggregates	$112.5	$98.1	$156.9	$115.1
Specialty Products	7.1	1.8	14.0	4.2

Total	$119.6	$99.9	$170.9	$119.3

Depreciation	$31.7	$31.8	$62.4	$63.1
Depletion	1.3	1.2	2.2	2.1
Amortization	0.9	1.0	2.0	2.5

	$33.9	$34.0	$66.6	$67.7

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$153.7	$131.4	$241.7	$184.2

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Cash Provided by Operating Activities	$81.4	$78.7	$113.9	$108.7

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	23.3	15.7	43.4	27.7
Other items, net	5.0	1.4	16.1	(0.2)
Income tax expense	34.3	24.9	48.6	26.5
Interest expense	9.7	10.7	19.7	21.5

EBITDA	$153.7	$131.4	$241.7	$184.2

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MLM Reports Second-Quarter Results

August 1, 2006
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2006	2005	2005
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$20.4	$76.7	$81.4
Investments	—	25.0	10.0
Accounts receivable, net	292.6	225.0	282.8
Inventories, net	243.7	222.7	217.0
Other current assets	51.1	52.6	33.1
Property, plant and equipment, net	1,256.0	1,166.4	1,123.5
Other noncurrent assets	51.1	76.9	68.8
Intangible assets, net	587.1	588.0	589.7

Total assets	$2,502.0	$2,433.3	$2,406.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt and commercial paper	$14.0	$0.9	$0.9
Other current liabilities	236.6	199.2	228.6
Long-term debt (excluding current maturities)	705.4	709.2	711.5
Other noncurrent liabilities	326.7	350.3	326.8
Shareholders’ equity	1,219.3	1,173.7	1,138.5

Total liabilities and shareholders’ equity	$2,502.0	$2,433.3	$2,406.3

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MLM Reports Second-Quarter Results

August 1, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2006	2005
Net earnings	$106.8	$68.5
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	66.6	67.7
Share-based compensation expense	6.1	1.5
Excess tax benefits from share-based compensation	(9.4)	2.8
Gains on sales of assets	(5.1)	(0.4)
Other items, net	(2.7)	(2.6)
Deferred income taxes	(5.0)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable, net	(67.5)	(63.3)
Inventories, net	(21.1)	(5.5)
Accounts payable	6.1	13.7
Other assets and liabilities, net	39.1	27.4

Net cash provided by operating activities	113.9	108.7

Investing activities:
Additions to property, plant and equipment	(157.7)	(101.3)
Acquisitions, net	(2.9)	(4.1)
Proceeds from divestitures of assets	22.6	20.9
Sale (purchase) of investments	25.0	(10.0)
Railcar construction advances	(32.1)	—
Repayment of railcar construction advances	32.1	—

Net cash used for investing activities	(113.0)	(94.5)

Financing activities:
Repayments of long-term debt	(0.4)	(0.4)
Borrowings of long-term debt and commercial paper	13.5	—
Change in bank overdraft	8.0	(4.3)
Dividends paid	(21.3)	(18.7)
Repurchases of common stock	(83.2)	(81.1)
Issuance of common stock	16.8	10.1
Excess tax benefits from share-based compensation	9.4	—

Net cash used for financing activities	(57.2)	(94.4)

Net decrease in cash and cash equivalents	(56.3)	(80.2)
Cash and cash equivalents, beginning of period	76.7	161.6

Cash and cash equivalents, end of period	$20.4	$81.4

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MLM Reports Second-Quarter Results

August 1, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2006		June 30, 2006
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	(2.4%)	11.8%	2.1%	13.2%
Aggregates Division (3)	(2.9%)	11.9%	1.5%	13.1%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	54,989	56,364	97,560	95,592
Acquisitions	—	—	—	—
Divestitures (4)	13	290	31	538

Aggregates Division (3)	55,002	56,654	97,591	96,130

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.
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